Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Mark Cazares
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. ANNOUNCES NEW GENERAL COUNSEL
Seven-Year Company Veteran David Jedrzejek has Been Promoted to Top Legal Position.

SAN FRANCISCO (March 22, 2023) — Levi Strauss & Co. (NYSE: LEVI) today announced changes to the Legal leadership team.
Chief Legal Officer Seth Jaffe will be retiring from Levi Strauss & Co., effective June 2. Jaffe has spent a total of 26 years at LS&Co. and has played a key role in major milestones for the company, including the company’s turnaround, securing the naming rights for Levi’s® Stadium, the company’s 2019 IPO and the acquisition of Beyond Yoga in 2021.
“I feel so fortunate to have had Seth by my side since I joined LS&Co. 11 years ago,” said CEO and President Chip Bergh. “Seth has been a trusted advisor and invaluable partner to me, providing guidance, counsel and a second opinion on matters far beyond the legal realm. I am grateful for Seth’s contributions and dedication to this company, and I wish him all the best as he retires from LS&Co.”
With Jaffe’s retirement, David Jedrzejek has been named general counsel for LS&Co., effective June 2. In this role, Jedrzejek will be responsible for all aspects of the legal department, including governance; commercial transactions; litigation; intellectual property; privacy; ethics and compliance; and global security and resilience, including enterprise risk management. He will also serve as counselor to the board of directors. He will report to Bergh and sit on the executive leadership team.
“David is a strong, values-based leader who has proven his deep expertise in protecting our business, our brands and our people throughout his tenure on the legal team,” Bergh said. “I have no doubt that David will continue to be an invaluable counselor and advocate in his role as general counsel, championing our commitment to profits through principles while ensuring compliance and good governance at all levels of the organization.”
Jedrzejek has been with LS&Co. for seven years and currently serves as Deputy General Counsel with responsibility for the commercial legal team. He previously managed the finance, governance and compliance legal team for the company. Before joining LS&Co., Jedrzejek was associate general counsel at Gap Inc. Prior to Gap Inc., he worked at the law firms Wilson Sonsini Goodrich & Rosati and Pillsbury Winthrop Shaw Pittman LLP.
About Levi Strauss & Co.
Levi Strauss & Co. (LS&Co.) is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Signature by Levi Strauss & Co.™, Denizen®, Dockers® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2022 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.